Exhibit 99.1

IDENTIV, INC.

August 24, 2026

Bleichroeder LP

1345 Avenue of the Americas, 48th Fl.

New York, NY 10105

Re: Supplement to Governance Letter Agreement dated June 24, 2026

Ladies and Gentlemen:

Reference is made to the Governance Letter Agreement dated June 24, 2026 (the “Agreement”) by and between Identiv, Inc., a Delaware corporation (the “Company”), and Bleichroeder LP (“Bleichroeder”). Capitalized terms used but not defined herein have the respective meanings ascribed thereto in the Agreement.

Section 3(e) of the Agreement provides for proportional voting by Bleichroeder on shares of voting stock of the Company Bleichroeder may acquire in excess of the 40% Threshold. The Company and Bleichroeder desire to clarify the intent of the parties and confirm their mutual understanding that the proportional voting requirement established by Section 3(e) of the Agreement shall be triggered whenever Bleichroeder owns more than 40% of the Company’s outstanding voting stock regardless of whether such ownership results from Bleichroeder’s purchases of voting stock, from Bleichroeder’s conversion of nonvoting Series B Preferred Stock of the Company into voting stock, from the Company’s repurchase of outstanding voting stock of the Company, or from any other cause.

In consideration of the mutual covenants and agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.
Section 3(e) of the letter is hereby amended and restated to read as follows:

Proportional Voting above Threshold. In the event that Bleichroeder holds in excess of 40% of the voting stock of the Company (the “Threshold”) as of the record date for any regular or special meeting of stockholders, or other vote of stockholders, whether as a result of purchases of voting stock, as a result of conversion of shares of the Company’s nonvoting Series B Preferred Stock into shares of voting stock, or as a result of the Company’s repurchases of outstanding voting stock of the Company, or any combination thereof, or any other cause, Bleichroeder agrees that at any regular or special meeting of stockholders, or other vote of stockholders, the shares held by Bleichroeder in excess of the Threshold shall be voted in the same proportion as to each proposal as the shares held by stockholders other than Bleichroeder that are voted at such meeting or other vote. This provision shall apply as long as Bleichroeder holds voting stock of the Company in excess of Threshold.

2.
Except as specifically clarified herein, the Agreement shall remain in full force and effect in accordance with its terms.
3.
Though a clarification, this supplement shall be deemed an amendment or waiver within the meaning of Section 4(c) of the Agreement.
4.
This clarifying supplement may be executed in one or more counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument.

[Signature Page Follows]

Very truly yours,

IDENTIV, INC.

By: /s/ Kirsten Newquist
Name: Kirsten Newquist
Title: Chief Executive Officer

Accepted and agreed:

Bleichroeder LP

By: /s/ Andrew Gundlach
Name: Andrew Gundlach
Title: President and Chief Executive Office

[Signature Page to Supplement to Letter Agreement]